Exhibit 99.1

Date:	December 17, 2009

For Release	Immediate

Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, VP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Extends Expiring Shareholders’ Rights Plan

Harleysville, PA, December 17, 2009 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE:MPR), announced today that at their December 11, 2009 meeting, the Company’s Board of Directors approved an amendment to the Company’s January 6, 2000 Shareholders’ Rights Plan. The amendment extends the expiration date of the Plan until January 14, 2020, unless redeemed earlier by the Company as provided for in the Plan, and sets the purchase price at fifty-seven dollars.

“The Board of Directors has approved this amendment to continue to ensure that the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover or other tactics intended to gain control of the Company without paying all shareholders a fair price,” stated De Hont. “The Plan rights, which are intended to enable all shareholders to realize the long-term value of their investment in the Company, will not prevent a takeover, but are intended to encourage anyone seeking to acquire the Company to negotiate in good faith with the Company’s Board of Directors.”

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized as one of “America’s Fastest Growing Small Companies” by Fortune Small Business magazine. In 2008, the Company was also named one of America’s “200 Best Small Companies” by Forbes magazine for the third year in a row. Through its business units in the United States, Canada, Europe and The People's Republic of China, a wide range of products and services is offered for industrial, commercial, municipal and residential markets worldwide. These include product recovery and pollution control technologies for purification of air and liquids; fluid handling technologies for corrosive, abrasive and high temperature liquids; Mefiag filtration technologies for harsh, corrosive liquid filtration applications; and filtration and purification technologies which include proprietary water treatment chemicals and filter products for air and liquid filtration. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.